UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2011

DISCOVER FINANCIAL SERVICES

(Exact name of registrant as specified in its charter)

Commission File Number: 001-33378

Delaware	36-2517428
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2500 Lake Cook Road, Riverwoods, Illinois 60015

(Address of principal executive offices, including zip code)

(224) 405-0900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement

Effective December 16, 2011, Discover Financial Services (the “Company”) and its subsidiary Discover Bank (“Discover Bank” and together with the Company, the “Borrowers” and each, a “Borrower”) terminated an unsecured credit agreement dated as of June 6, 2007 with the lenders party thereto from time to time, and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended by Amendment No. 1 dated as of February 29, 2008; Amendment No. 2 dated as of March 11, 2009 and Amendment No. 3 dated as of September 21, 2010 and as modified and supplemented and in effect from time to time, the “Credit Agreement”). The Credit Agreement provided for a revolving credit commitment of up to $2.4 billion (of which the Company was permitted to borrow up to 30% of the revolving credit commitment and Discover Bank was permitted to borrow up to 100% of the commitment). The Credit Agreement was scheduled to expire under its terms on May 6, 2012.

The facility was used as a source of contingent liquidity, and neither the Company nor Discover Bank had borrowed under the Credit Agreement during its term. The Company and Discover Bank terminated the facility due to the availability of other sources of contingent liquidity.

Borrowing under the Credit Agreement was subject to the satisfaction of a number of conditions precedent. The terms of the Credit Agreement included various affirmative and negative covenants, including financial covenants related to the maintenance of certain capitalization and tangible net worth levels, and certain double leverage, delinquency and tier 1 capital to loans ratios. The Credit Agreement also included customary events of default with corresponding grace periods, including, without limitation, payment defaults, cross-defaults to other agreements evidencing indebtedness for borrowed money and bankruptcy-related defaults.

The description of the terms and conditions of the Credit Agreement above is a summary and is qualified in its entirety by the complete text of the Credit Agreement, as amended. A copy of the Credit Agreement and amendments were filed as exhibits to the Company’s Current Report on Form 8-K filed on June 12, 2007 and Quarterly Reports on Form 10-Q filed on April 14, 2008, April 8, 2009 and April 8, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DISCOVER FINANCIAL SERVICES

Dated: December 16, 2011	By:	/s/ D. Christopher Greene
Name: D. Christopher Greene
Title: Vice President, Assistant General Counsel and Assistant Secretary